Exhibit 99.1

FOR MORE INFORMATION CONTACT:	FOR IMMEDIATE RELEASE
Donald Gould Jr., 727-576-6630 x 140	8-14-2007
Chief Financial Officer
http://www.SendTec.com

SendTec’s Search Engine Marketing Revenues Increase 182%

Saint Petersburg, Florida — (BusinessWire) – August 14, 2007 — SendTec, Inc. (OTCBB: SNDN), a multi-channel and Search-Centricsm direct marketing firm, today announced its results of operations for the three months ending June 30, 2007.

Second Quarter Financial Results:

Gross Profit margins for second quarter of 2007 increased to 44.5% compared to 33.8% for the second quarter of 2006.

Gross Profit for second quarter of 2007 was $3.53 million compared to $3.57 million for the second quarter of 2006.

Revenues and Gross Profits from SendTec’s Search Engine Marketing (SEM) operations for the second quarter of 2007 increased 182% over SEM Revenues and Gross Profits for the second quarter of 2006.

Gross Profits from SendTec’s Offline Media Buying operations for the second quarter of 2007 increased 20% over the second quarter of 2006.

* Reported results exclude, for the three month period ending June 30, 2006, all operating activities for the Company’s RelationServe Access and Friendsand subsidiaries, which were reclassified as discontinued operations as a result of the disposal of these businesses in June of 2006.

Paul Soltoff, Chairman and CEO of SendTec stated “The Company is tremendously positioned for expansion in the hot digital marketplace. We still have work to do in improving the Company’s capital structure, but believe that once we have reengineered the Company financially we can truly begin to capitalize on the leadership position we have in the industry, as well as the technology and valuable integrated marketing experience we have accumulated over the past seven years. Our second quarter financial results reflect continued utilization of assets to manage through legal and operating issues resulting from the merger in 2006. In addition, we felt the impact of a slowdown in traffic from some large ad networks that distribute some of our clients’ performance-based campaigns. We have managed through these issues and I remain very bullish about SendTec’s ability to expand client services and shareholder value”.

About SendTec, Inc.

SendTec, Inc. is a Search-Centricsm, multi-channel marketing company, deploying traditional agency resources as well as innovative technology solutions for the benefit of ROI-minded advertisers. SendTec is widely recognized for integrating and optimizing online and offline marketing campaigns, most of which leverage SendTec’s expertise in Search Engine Marketing and Direct Response Television. SendTec is headquartered in St. Petersburg, Florida, with an office in New York City and account representatives across the U.S. For more information, go to www.sendtec.com.

Caution Concerning Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation reform Act of 1995: Forward-looking statements often are proceeded by words such as “believes”, “expects”, “may”, “anticipates”, “plans”, “intends”, “assumes”, “will” or similar expressions. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. SendTec’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. The statements that are not historical facts contained in this press release are “forward-looking statements” that involve certain risks and uncertainties, including, but not limited to, risks associated with the uncertainty of future financial results, additional financing requirements, change in marketing services mix, adoption of new accounting and reporting methods to report on our various marketing services offerings, development of new products or services, the effectiveness, probability and marketability of such products and services, the ability to protect proprietary information, the impact of current, pending or future legislation and regulation on the electronic marketing industry, the impact of competitive products or pricing, technological changes, the effect of general economic and business conditions and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.